Exhibit 10.2
TAX SHARING AGREEMENT
by and among
DISCOVERY HOLDING COMPANY,
DISCOVERY COMMUNICATIONS, INC.,
ASCENT MEDIA CORPORATION,
ASCENT MEDIA GROUP, LLC
and
CSS STUDIOS, LLC
Dated as of September 17, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2
1.01 General	2
1.02 Interpretation	8

ARTICLE II TAX RETURNS AND TAX PAYMENTS	8
2.01 Obligations To File Tax Returns	8
2.02 Obligation To Remit Taxes	9
2.03 Tax Sharing Obligations And Prior Agreements	9
2.04 Amended Returns	11

ARTICLE III REPRESENTATIONS AND COVENANTS	12
3.01 Compliance With The Tax Opinion	12
3.02 Consistent Treatment	12

ARTICLE IV INDEMNITY OBLIGATIONS AND PAYMENTS	12
4.01 Indemnity Obligations	12
4.02 Notice	13
4.03 Timing Of Payments	13
4.04 Treatment Of Payments	14

ARTICLE V TAX CONTESTS AND THIRD-PARTY CLAIMS	14
5.01 Notice of Tax Contests	14
5.02 Control Of Tax Contests By DHC	14
5.03 Control Of Tax Contests By Spinco	15
5.04 Third-Party Claims	15

ARTICLE VI COOPERATION	15

ARTICLE VII RETENTION OF RECORDS; ACCESS; CONFIDENTIALITY	15
7.01 Retention of Records; Access	15
7.02 Confidentiality	16

ARTICLE VIII DISPUTE RESOLUTION	16

ARTICLE IX MISCELLANEOUS PROVISIONS	17
9.01 Governing Law	17
9.02 Application To Present And Future Subsidiaries	17
9.03 Binding Effect; Benefit; Successors	17
9.04 Further Assurances	17
9.05 Survival; Termination	17
9.06 Reorganization Agreement	18

TAX SHARING AGREEMENT
     THIS TAX SHARING AGREEMENT (this “Agreement”) is entered into by and among DISCOVERY HOLDING COMPANY, a Delaware corporation (“DHC”), DISCOVERY COMMUNICATIONS, INC., a Delaware corporation (“New DHC”), ASCENT MEDIA CORPORATION, a Delaware corporation (“Spinco”), ASCENT MEDIA GROUP, LLC, a Delaware limited liability company (“AMG”), and CSS STUDIOS, LLC, a New York limited liability company (the “Audio Company”, and together with DHC, New DHC, Spinco, and AMG, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement, dated as of June 4, 2008, as amended as of September 16, 2008, by and among the Parties (the “Reorganization Agreement”).
RECITALS
     WHEREAS, DHC is the common parent corporation of the DHC Affiliated Group; and
     WHEREAS, Spinco is a newly-formed, wholly-owned Subsidiary of DHC; and
     WHEREAS, DHC will effect the DHC restructuring transactions described in the Reorganization Agreement and/or the Tax Opinion for the purpose of aggregating the Spinco Business and Assets in the Spinco Group, and separating the Audio Business therefrom, prior to the Distribution (collectively, the “Restructuring”); and
     WHEREAS, on the Distribution Date, DHC will distribute all of the issued and outstanding common stock of Spinco to the holders of record on the record date for the Distribution of Discovery Holding Company Series A Common Stock (“DHC Series A Common Stock”) and Discovery Holding Company Series B Common Stock (“DHC Series B Common Stock” and, together with the DHC Series A Common Stock, the “DHC Common Stock”) (the “Distribution”); and
     WHEREAS, the Parties intend that the Distribution will qualify as a tax-free transaction under Sections 368(a) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding provision of any successor statute), and that as a result of such transaction, the Spinco Entities will cease to be members of the DHC Affiliated Group for federal income Tax purposes; and
     WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.01 General. As used in this Agreement, the following terms shall have the following meanings:
     “Agreement” shall have the meaning set forth in the Preamble to this Agreement.
     “AMG” shall have the meaning set forth in the Preamble to this Agreement.
     “Audio Business” shall have the meaning set forth in the Reorganization Agreement.
     “Audio Company” shall have the meaning set forth in the Preamble to this Agreement.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in New York, New York.
     “CFO” shall have the meaning set forth in Article VIII.
     “Claim” shall have the meaning set forth in Section 4.02.
     “Code” shall have the meaning set forth in the Recitals.
     “DHC” shall have the meaning set forth in the Preamble to this Agreement.
     “DHC/ANPP Transaction Agreement” shall mean the Transaction Agreement dated as of June 4, 2008, as amended as of September 12, 2008, among DHC, New DHC, DHC Merger Sub, Inc., Advance/Newhouse Programming Partnership, and with respect to Section 5.14 thereof only, Advance Publications, Inc., and Newhouse Broadcasting Corporation.

     “DHC Affiliated Group” shall mean an affiliated group of corporations within the meaning of Section 1504(a) of the Code, of which DHC or New DHC is the common parent corporation, that files consolidated federal income Tax Returns.
     “DHC Common Stock” shall have the meaning set forth in the Recitals.
     “DHC Filed Tax Return” shall have the meaning set forth in Section 2.01(a).
     “DHC Group” shall mean (i) DHC, (ii) each of its Subsidiaries, other than Discovery Communications Holding, LLC, a Delaware limited liability company (“Discovery”), and each of Discovery’s Subsidiaries, in each case, as determined immediately after the Distribution, and (iii) Persons that become Subsidiaries of DHC thereafter. For the avoidance of doubt, immediately following the Distribution, the DHC Group shall include New DHC and shall not include any of the Spinco Entities.
     “DHC Series A Common Stock” shall have the meaning set forth in the Recitals.
     “DHC Series B Common Stock” shall have the meaning set forth in the Recitals.
     “DHC Taxes” shall have the meaning set forth in Section 2.03(a).
     “Dispute” shall have the meaning set forth in Article VIII.
     “Distribution” shall have the meaning set forth in the Recitals.
     “Distribution Date” shall have the meaning set forth in the Reorganization Agreement.
     “Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax law.
     “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.
     “Group” shall mean the DHC Group or the Spinco Group, as the context requires.

     “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages. For the avoidance of doubt, the Parties agree that any and all amounts required to be paid by any member of the DHC Group to any ANPP Indemnified Parties (as such term is defined in the DHC/ANPP Transaction Agreement) pursuant to the indemnification provisions in Article IX of the DHC/ANPP Transaction Agreement, as a result of any matter for which the DHC Group is entitled to indemnification by the Spinco Group pursuant to this Agreement, shall constitute direct damages incurred by such DHC Group member for all purposes of this Agreement.
     “Indemnified Party” shall have the meaning set forth in Section 4.02.
     “Indemnifying Party” shall have the meaning set forth in Section 4.02.
     “LMC Tax Sharing Agreement” shall mean the Tax Sharing Agreement dated as of July 20, 2005, as amended, between Liberty Media Corporation, a Delaware corporation, and DHC, and any entities which became parties thereto pursuant to Section 10.8 thereof.
     “LMC TSA Liabilities” shall mean any obligation or liability to make any payment to LMC or any LMC Indemnitee (as defined in the LMC Tax Sharing Agreement) or to any Governmental Entity pursuant to the terms of the LMC Tax Sharing Agreement.
     “New DHC” shall have the meaning set forth in the Preamble to this Agreement.
     “Parties” shall have the meaning set forth in the Preamble to this Agreement.
     “Payment Period” shall have the meaning set forth in Section 4.03.
     “Person” shall have the meaning set forth in the Reorganization Agreement.
     “Post-Distribution Period” shall mean any Taxable Period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Taxable Period that begins on the day following the Distribution Date.

     “Pre-Distribution Period” shall mean any Taxable Period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Taxable Period through and including the Distribution Date.
     “Reorganization” shall have the meaning set forth in the Recitals.
     “Reorganization Agreement” shall have the meaning set forth in the Preamble to this Agreement.
     “Restructuring” shall have the meaning set forth in the Recitals.
     “Spinco” shall have the meaning set forth in the Preamble to this Agreement.
     “Spinco Business and Assets” shall mean the assets and businesses owned or operated by the Spinco Entities on the Distribution Date.
     “Spinco Common Stock” shall have the meaning set forth in the Reorganization Agreement.
     “Spinco Entities” shall have the meaning set forth in the Reorganization Agreement.
     “Spinco External Distribution Tax Liability” shall mean any Taxes arising as a result of the Distribution, except to the extent such Taxes arise as a result of any breach on or after the Distribution Date of any representation, warranty, covenant or other obligation contained in the Tax Materials or this Agreement by DHC or any member of the DHC Group or any shareholder of DHC.
     “Spinco Filed Tax Return” shall have the meaning set forth in Section 2.01(b).
     “Spinco Group” shall mean Spinco, all Persons that are Subsidiaries of Spinco immediately after the Distribution, and Persons that become Subsidiaries of Spinco thereafter.
     “Spinco Restructuring Tax Liability” shall mean any Taxes arising as a result of the Restructuring, except to the extent such Taxes arise as a result of any action undertaken after the Distribution Date by DHC, any member of the DHC Group or any shareholder of DHC.

     “Spinco Tax Asset” shall mean any Tax Asset of the DHC Affiliated Group or any member of the DHC Group (including any adjustment to any such Tax Asset) that has accrued for Tax purposes but has not been utilized during a Pre-Distribution Period, determined as of the Distribution Date in accordance with the principles of Section 2.03(c).
     “Spinco Tax Benefit Amount” shall mean, as of any date, the aggregate amount (without duplication) of any Tax Benefits realized on or before such date by the DHC Affiliated Group or any member of the DHC Group as a result of the utilization of a Spinco Tax Asset in any Post-Distribution Period.
     “Spinco Taxes” shall have the meaning set forth in Section 2.03(b).
     “Straddle Period” shall mean any Taxable Period that begins on or before and ends after the Distribution Date.
     “Straddle Tax Return” shall mean any Tax Return for a Straddle Period.
     “Subsidiary” shall have the meaning set forth in the Reorganization Agreement.
     “Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Governmental Entity, including, without limitation, whether disputed or not and including any interest, penalties, charges or additions attributable thereto, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes and unclaimed property assessments, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
     “Tax Advisor” shall have the meaning set forth in Article VIII.
     “Tax Asset” shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction, credit related to alternative minimum tax, or any other loss, credit, deduction or Tax attribute which could reduce any Tax.

     “Tax Benefit” shall mean the sum of the amounts by which the Tax liability of a corporation or affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of corporations to the appropriate Governmental Entity for any Taxable Period is actually reduced (including by deduction, entitlement to refund, credit or otherwise) plus any interest received from such Governmental Entity relating to such Tax liability.
     “Tax Certificates” shall mean certificates of officers of DHC and Spinco, dated as of September 17, 2008, provided to Skadden, Arps, Slate, Meagher & Flom LLP in connection with the Tax Opinion.
     “Tax Contest” shall have the meaning set forth in Section 5.01.
     “Tax Information Packages” shall mean any information required in order to prepare and file any DHC Filed Tax Return.
     “Tax Item” shall mean, with respect to any Tax, any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
     “Tax Materials” shall have the meaning set forth in Section 3.01(a).
     “Tax Opinion” shall mean the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of September 17, 2008, regarding certain U.S. federal income tax consequences of certain transactions effected as part of the Reorganization and the Distribution.
     “Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, claim for refund or declaration of estimated Tax), or any amendment to any of the foregoing, supplied to or filed with, or required to be supplied to or filed with, a Governmental Entity, or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Entity, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     “Taxable Period” shall mean, with respect to any Tax, the year, or shorter period, if applicable, with respect to which the Tax is incurred as provided under applicable Tax law.
     “Third-Party Claim” shall mean any claim, investigation action, suit or proceeding made or commenced by a third party for which the Indemnifying Party may be liable under this Agreement, other than a Tax Contest.

     “Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Taxable Period.
     1.02 Interpretation(a) . For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated Preamble, Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” shall be deemed to be followed by “but not limited to”; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.
ARTICLE II
TAX RETURNS AND TAX PAYMENTS
     2.01 Obligations To File Tax Returns.
          (a) The DHC Group shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return filed or required to be filed after the Distribution Date that includes any member of the DHC Group (each, a “DHC Filed Tax Return”). Upon DHC’s request, Spinco shall prepare and deliver to DHC in a manner consistent with past practices pro forma Tax Returns and Tax Information Packages with respect to each member of the Spinco Group or portion of the Spinco Business and Assets required to be included in, or reflected on, a DHC Filed Tax Return no later than ninety (90) days before the due date for the filing of the relevant Tax Return. DHC shall provide to Spinco no later than thirty (30) days in advance of the due date for the filing thereof, and Spinco shall have a reasonable opportunity to review and comment on, any such DHC Filed Tax Return (or the relevant portion thereof) to the extent that Spinco is responsible for any portion of the Taxes reported on such DHC Filed Tax Return. Each member of the Spinco Group hereby irrevocably authorizes and designates DHC as its agent for the purpose of taking any and all actions necessary or incidental to the filing of any such DHC Filed Tax Returns and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Governmental Entity in respect of a DHC Filed Tax Return. Except as otherwise provided herein, DHC shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of a DHC Filed Tax Return and to determine whether any refunds of Taxes to which the DHC Group may be entitled shall be received by way of refund or credit against the Tax liability of the DHC Group. For purposes of this Section 2.01, validly filed extensions of time to file tax returns should be treated as extending the date such returns are required to be filed.
          (b) The Spinco Group shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that is required to be filed after the Distribution Date that includes any member of the Spinco Group or the Spinco Business and Assets that is not a DHC Filed Tax Return (each, a “Spinco Filed Tax Return”); provided, however, that, except as otherwise required by law, (x) all Spinco Filed Tax Returns shall be prepared on a basis that is consistent with the Tax Opinion with respect to the Restructuring transactions and the Distribution addressed therein and consistent with DHC’s past Tax accounting practices and reporting positions to the extent relevant to the Spinco Business and Assets, and (y) Spinco shall provide to DHC no later than thirty (30) days in advance of the due date for the filing thereof (giving effect to any validly filed extensions thereto), and DHC shall have a reasonable opportunity to review and comment on, any such Spinco Filed Tax Return (or the relevant portion thereof) to the extent that DHC is responsible for any portion of the Taxes reported on such Spinco Filed Tax Return.
     2.02 Obligation To Remit Taxes. The DHC Group and the Spinco Group shall each remit or cause to be remitted to the applicable Governmental Entity in a timely manner any Taxes due in respect of any Tax Return that such Group is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Group or a member of such Group to any Governmental Entity). In the case of any DHC Filed Tax Return or Spinco Filed Tax Return, for which the Group not required to file such Tax Return is obligated under this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Group filing such Tax Return shall notify the other Group, in writing, of its obligation to pay such Taxes and the Group receiving such notice shall pay such amount to the Group filing such Tax Return in accordance with the notice and payment provisions contained in Article IV.
     2.03 Tax Sharing Obligations And Prior Agreements.
          (a) DHC Responsibility. DHC and the members of the DHC Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations): (i) all Taxes attributable to any member of the DHC Group for any Post-Distribution Period (other than Taxes arising as a result of the Distribution or the Restructuring), (ii) Taxes arising as a result of the Distribution to the extent such Taxes arise as a result of any breach on or after the Distribution Date of any representation, warranty, covenant or other obligation contained in the Tax Materials or this Agreement by DHC or any member of the DHC Group or any shareholder of DHC, and (iii) Taxes arising as a result of the Restructuring to the extent such Taxes arise as a result of any action undertaken after the Distribution Date by DHC, any member of the DHC Group or any shareholder of DHC (all or any of such Taxes, collectively, the “DHC Taxes”).
          (b) Spinco Responsibility. Subject to Section 4.01(b), Spinco and the members of the Spinco Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations, except as otherwise provided in Section 2.03(e)): (i) all Taxes attributable to any member of the DHC Group for any Pre-Distribution Period (other than Taxes arising as a result of the Distribution or the Restructuring), (ii) all Taxes attributable to any member of the Spinco Group or the operation or ownership of the Spinco Business and Assets for any Pre-Distribution Period or Post-Distribution Period, (iii) the Spinco External Distribution Tax Liability, and (iv) the Spinco Restructuring Tax Liability (all or any of such Taxes, collectively, the “Spinco Taxes”).

          (c) Allocation of Taxes. For purposes of Section 2.01, this Section 2.03 and the determination of a Spinco Tax Asset, in the case of any Straddle Period or Straddle Tax Return, Tax Items shall be allocated between the portion of the Straddle Period that is a Pre-Distribution Period and the portion of the Straddle Period that is a Post-Distribution Period based on an actual or hypothetical closing of the books method at the close of the Distribution Date, as if the Distribution Date were the end of the Taxable Period; provided, that any Tax Items not susceptible to such allocation shall be apportioned pro rata on the basis of elapsed days during the relevant portion of the Taxable Period. No election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) (relating to ratable allocation of a year’s items). Notwithstanding the foregoing or Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), in determining the allocation of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Distribution or the Restructuring shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to a Pre-Distribution Period, and any Taxes related to such Tax Items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to a Pre-Distribution Period.
          (d) Deposits. If, prior to the Distribution, a deposit is made with respect to any Tax for which any member of the Spinco Group is responsible under this Agreement, such deposit shall be assigned to the Spinco Group and the Spinco Group shall only be liable for the amount of such Tax ultimately due in excess of the applicable deposit. Refunds of such deposits shall be remitted to, and any credits with respect to Taxes attributable to such deposits shall be for the benefit of, the Spinco Group.
          (e) Refunds; Carrybacks.
          (i) Except as provided in Section 2.03(e)(ii), if, with respect to any Spinco Taxes, the DHC Group receives a refund of Taxes or other Tax Benefit from a Governmental Entity, DHC shall remit to Spinco within fifteen (15) days of the receipt of such refund or the actual realization of such Tax Benefit, the amount of such refund or Tax Benefit. Any payment required to be made under this Section 2.03(e) shall be paid net of any Tax liability of any member of the DHC Group resulting from the receipt of such refund or the realization of such Tax Benefit.
          (ii) Any refund of Taxes or other Tax Benefit arising or resulting from the carryback of any Tax Asset of the DHC Group that is not a Spinco Tax Asset from a Post-Distribution Period to a Pre-Distribution Period shall be for the account of the DHC Group, and no member of the DHC Group shall have any obligation to compensate or make a payment to any member of the Spinco Group with respect thereto.
          (f) Spinco Tax Asset.
          (i) Except as set forth in Section 4.01(b), any refund or other Tax Benefit obtained in any Post-Distribution Period as a result of or pursuant to the utilization of a Spinco Tax Asset shall be for the account of the

DHC Group, and no member of the DHC Group shall have any obligation to compensate or make a payment to any member of the Spinco Group with respect thereto.
          (ii) For the avoidance of doubt, Spinco makes no representation under this Agreement as to the amount, if any, of a Spinco Tax Asset, or the amount, if any, of the Spinco Tax Benefit Amount.
          (g) LMC TSA Liabilities. Notwithstanding any other provision in this Section 2.03, DHC shall be liable for, and shall indemnify and hold harmless each member of the Spinco Group from and against, any LMC TSA Liabilities.
          (h) Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the DHC Group and any member of the Spinco Group shall be terminated as of the Distribution Date, and no member of the DHC Group or the Spinco Group shall have any continuing rights or obligations thereunder.
     2.04 Amended Returns.
          (a) Spinco Amended Returns. Spinco shall not, and shall not permit any member of the Spinco Group, to file any amended Tax Return that includes any member of the DHC Group or any of the assets or operations of the Audio Business or that includes any Tax for which DHC is responsible under this Agreement without the consent of DHC, not to be unreasonably withheld. DHC shall provide a response to a request for such consent from Spinco within seven (7) Business Days following the receipt of such request. Receipt of consent by Spinco or a member of the Spinco Group from DHC under the provisions of this Section 2.04(a) shall not limit or modify Spinco’s continuing indemnification obligation under Section 4.01(b).
          (b) DHC Amended Returns. DHC shall not, and shall not permit any member of the DHC Group, to file any amended Tax Return that includes any member of the Spinco Group or any of the Spinco Business and Assets or that includes any Tax for which Spinco is responsible under this Agreement without the consent of Spinco, not to be unreasonably withheld. Spinco shall provide a response to a request for such consent from DHC within seven (7) Business Days following the receipt of such request. Receipt of consent by DHC or a member of the DHC Group from Spinco under the provisions of this Section 2.04(b) shall not limit or modify DHC’s continuing indemnification obligation under Section 4.01(a).

ARTICLE III
REPRESENTATIONS AND COVENANTS
     3.01 Compliance With The Tax Opinion.
          (a) DHC (on behalf of itself and all other members of the DHC Group) hereby represents and warrants (and shall be deemed to represent and warrant on and as of the Distribution Date) that (i) it has examined (A) the Tax Opinion, (B) the Tax Certificates, and (C) any other materials delivered or deliverable in connection with the rendering of the Tax Opinion, as such materials, if any, are identified or deliverable in connection with the rendering of the Tax Opinion or the Tax Certificates (the materials referenced in (A), (B) and (C) are collectively referred to herein as the “Tax Materials”), and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to DHC or any member of the DHC Group or the Audio Business, were true, correct and complete in all material respects at the time presented or represented and from such time until and including the date hereof. DHC (on behalf of itself and all other members of the DHC Group) hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to DHC or any member of the DHC Group or the Audio Business.
          (b) Spinco (on behalf of itself and all other members of the Spinco Group) hereby represents and warrants (and shall be deemed to represent and warrant on and as of the Distribution Date) that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Spinco or any member of the Spinco Group or the Spinco Business and Assets, were true, correct and complete in all material respects at the time presented or represented and from such time until and including the date hereof. Spinco (on behalf of itself and all other members of the Spinco Group) hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Spinco or any member of the Spinco Group or the Spinco Business and Assets.
     3.02 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the allocation of Taxes and any Tax Items (including, without limitation, any Spinco Tax Asset) between the DHC Group and the Spinco Group as set forth in this Agreement, (b) the Tax Opinion, or (c) the Tax treatment of any transaction described in the Reorganization Agreement.
ARTICLE IV
INDEMNITY OBLIGATIONS AND PAYMENTS
     4.01 Indemnity Obligations.
          (a) DHC Indemnity. The DHC Group shall indemnify and hold harmless Spinco and any member of the Spinco Group from and against, and will reimburse Spinco for (i) all DHC Taxes and (ii) all Taxes and Indemnifiable Losses arising out of, based upon or relating or attributable to any breach on or after the Distribution Date of any representation, warranty, covenant or obligation contained in the Tax Materials or this Agreement by DHC or any member of the DHC Group or any shareholder of DHC.

          (b) Spinco Indemnity.
          (i) The Spinco Group shall indemnify and hold harmless DHC and any member of the DHC Group from and against, and will reimburse DHC for (i) all Spinco Taxes and (ii) all Taxes and Indemnifiable Losses arising out of, based upon or relating or attributable to any inaccuracy in or breach on or after the Distribution Date of any representation, warranty, covenant or obligation contained in the Tax Materials or this Agreement by Spinco or any member of the Spinco Group or any shareholder of Spinco after the Distribution.
          (ii) Notwithstanding anything herein to the contrary, no indemnification by the Spinco Group under this Section 4.01(b), and no obligation of the Spinco Group pursuant to Section 2.03(b), will be due and payable unless and until the sum of the aggregate amount of all Spinco Taxes and the aggregate amount of all other Taxes and Indemnifiable Losses for which DHC or any member of the DHC Group would otherwise be entitled to indemnification or reimbursement pursuant to Section 4.01(b)(i) exceeds the Spinco Tax Benefit Amount as then in effect, whereupon the Spinco Group will be obligated to pay to DHC or any member of the DHC Group only those Spinco Taxes and other Taxes and Indemnifiable Losses that exceed the Spinco Tax Benefit Amount.
          (iii) In the event that the Spinco Group makes any indemnification payments under this Section 4.01(b) and the Spinco Tax Benefit Amount is subsequently increased (as a result of the utilization of a Spinco Tax Asset), DHC shall repay to Spinco the amount of such increase, but only to the extent of any such indemnification payments previously made by the Spinco Group.
     4.02 Notice. A Party making a claim for indemnification under this Agreement (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim (the “Claim”) no later than twenty (20) Business Days after the Indemnified Party (i) files a Tax Return reporting Taxes due which are subject to reimbursement or (ii) receives written notice from any Governmental Entity with respect to Taxes that may be subject to indemnification under this Agreement; provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.
     4.03 Timing Of Payments. The Indemnifying Party shall pay the amount of any Claim to the Indemnified Party within ten (10) Business Days after receipt of the Claim, provided that, if such Claim is still subject to the outcome of any Tax Contest, then payment shall not be due until ten (10) Business Days after such Claim either is resolved through a Final Determination, or prior to a Final Determination, if the Indemnified Party and the Indemnifying Party agree on the indemnification obligation under this Agreement with respect to such Claim. All indemnification payments due under this Agreement shall be made by wire transfer of immediately available funds to a bank account of the Indemnified Party. Any payment that is not made within the period prescribed in this Agreement or, if no period is prescribed, within ten (10) Business Days after demand for payment is made (the “Payment Period”) shall be subject to interest at a rate per annum equal to the annualized six month LIBOR rate plus seventy-five basis points (or the maximum legal rate, whichever is lower). Unless the Parties otherwise agree, the annualized six month LIBOR rate used shall be the per annum rate for deposits in U.S. dollars for a six-month period that appears on Bridge’s Telerate Service display at page 3750 (or such other page as may replace such page) as of 11:00 A.M. London time on the last day of the Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.
     4.04 Treatment Of Payments. For all Tax purposes and to the extent permitted by applicable Tax law, the Parties shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, occurring immediately prior to the Distribution. If any such payment (or portion thereof) causes, directly or indirectly, an increase in the Tax liability of the recipient (or any of the members of its Group) under one or more applicable Tax laws, after taking into account the Tax treatment of the item or event giving rise to such payment, the payor’s payment obligation (or portion thereof) under this Agreement shall be grossed-up to take into account the additional Taxes owed by the recipient (or any of the members of its Group); provided, however, that the payor shall not be required to gross-up any such payment obligation in the event, and to the extent, the increase in the Tax liability of the recipient (or any member of its Group) caused by such payment is attributable to any breach on or after the Distribution Date of a representation, covenant or obligation of the recipient (or any member of its Group) contained in the Tax Materials or this Agreement.
ARTICLE V
TAX CONTESTS AND THIRD-PARTY CLAIMS
     5.01 Notice of Tax Contests. The Indemnified Party shall promptly notify the Indemnifying Party in writing upon receipt by the Indemnified Party or any member of its group of a written communication from any Governmental Entity with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the Indemnifying Party may be liable under this Agreement.
     5.02 Control Of Tax Contests By DHC. DHC shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any DHC Filed Tax Return; provided, however, that DHC shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of Spinco or a member of the Spinco Group under this Agreement without the consent of Spinco, not to be unreasonably withheld. Spinco shall provide a response to a request for such consent from DHC within seven (7) Business Days following the receipt of such request. Subject to DHC’s rights under this Section 5.02, upon request by Spinco, Spinco shall, at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Spinco (or any member of the Spinco Group) under this Agreement; provided, however, that such rights shall be limited to the extent that DHC’s right to control or otherwise participate in the relevant Tax Contest are limited pursuant to the LMC Tax Sharing Agreement.
     5.03 Control Of Tax Contests By Spinco. Spinco shall have the full responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any Spinco Filed Tax Return; provided, however, that Spinco’s right to control or otherwise participate in a Tax Contest involving a Spinco Filed Tax Return shall be limited to the extent that DHC’s right to control or otherwise participate in the relevant Tax Contest are limited pursuant to the LMC Tax Sharing Agreement; provided, further, that Spinco shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of DHC or a member of the DHC Group under this Agreement without the consent of DHC, not to be unreasonably withheld. DHC shall provide a response to a request for such consent from Spinco within seven (7) Business Days following the receipt of such request. Subject to Spinco’s rights under this Section 5.03, upon request by DHC, DHC shall, at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of DHC or any member of the DHC Group, as the case may be, under this Agreement.
     5.04 Third-Party Claims. To the extent not inconsistent with any specific term of this Agreement, the procedures set forth in Section 5.1 of the Reorganization Agreement shall apply in relevant part to any Third-Party Claim.
ARTICLE VI
COOPERATION
     Except as otherwise provided herein, each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with the other Parties in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.
ARTICLE VII
RETENTION OF RECORDS; ACCESS; CONFIDENTIALITY
     7.01 Retention of Records; Access.

          (a) For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (x) the expiration of any applicable statutes of limitation and (y) seven (7) years after the Distribution Date, the Parties shall (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the DHC Group or the Spinco Group for any Pre-Distribution Period or any Post-Distribution Period or for any Tax Contests relating to such Tax Returns, and (ii) give to the other Parties reasonable access to such records, documents, accounting data and other information (including computer data), or relevant portion thereof, and to its personnel and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party.
          (b) At any time after the Distribution Date that the DHC Group proposes to destroy such materials or information, it shall first notify the Spinco Group in writing and the Spinco Group shall be entitled to receive such materials or information proposed to be destroyed that relate to any member of the Spinco Group or the Spinco Assets and Business for any Pre-Distribution Period. At any time after the Distribution Date that the Spinco Group proposes to destroy such materials or information, it shall first notify the DHC Group in writing and the DHC Group shall be entitled to receive such materials or information proposed to be destroyed.
     7.02 Confidentiality. Each Party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning the other Party hereto furnished to it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (x) in the public domain through no fault of such Party, (y) later lawfully acquired from other sources not known to be under the duty of confidentiality by the Party to which it was furnished, or (z) independently developed), and each Party shall not release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 7.02. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.
ARTICLE VIII
DISPUTE RESOLUTION
     In the event of any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”), the Parties shall promptly notify the chief financial officer of each of DHC and Spinco (each, a “CFO” and, together, the “CFOs”) of such Dispute, who together shall attempt in good faith to resolve such Dispute. If such Dispute is not resolved within seven (7) Business Days following the date on which the CFOs receive notification, the Parties to such Dispute shall jointly retain an independent, nationally recognized law or accounting firm (the “Tax Advisor”) to act as an arbitrator in order to resolve the Dispute. The Tax Advisor’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Tax Advisor shall be shared equally by each of the Parties to the Dispute.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.01 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS MADE AND PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     9.02 Application To Present And Future Subsidiaries. This Agreement is being entered into by DHC and Spinco on behalf of themselves and the members of their respective Groups. This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of DHC or Spinco in the future.
     9.03 Binding Effect; Benefit; Successors. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors (including, but not limited to, any successor of DHC or Spinco succeeding to the Tax attributes of such Party under Section 381 of the Code), to the same extent as if such successor had been an original party hereto.
     9.04 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.
     9.05 Survival; Termination. Notwithstanding any other provision of this Agreement to the contrary, all representations, warranties, covenants and obligations contained in this Agreement shall survive for the term of this Agreement, notwithstanding any investigation by the Parties or the consummation of the Distribution, the transactions contemplated by the DHC/ANPP Transaction Agreement or any other transaction contemplated hereby. This Agreement shall terminate at such time as all obligations and liabilities of the Parties have been satisfied. The obligations and liabilities of the Parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.
     9.06 Reorganization Agreement. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Reorganization Agreement shall apply in relevant part to this Agreement, including 4.1(b) Authorization and Validity of Agreement; 5.3 Specific Performance; 8.2 No Third-Party Rights; 8.3 Notices; 8.4 Complete Agreement; 8.5 Amendment, Modification or Waiver; 8.8 Severability; 8.9 Headings.
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REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

DISCOVERY HOLDING COMPANY
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

DISCOVERY COMMUNICATIONS, INC.
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President & Secretary

ASCENT MEDIA GROUP, LLC
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President & Secretary

CSS STUDIOS, LLC
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President & Secretary